UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 19, 2016

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana		71203
(Address of principal executive offices)		(Zip Code)

(318) 388-9000

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of any registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On January 19, 2016, the Board of Directors (the “Board”) of CenturyLink, Inc. (the “Company”), on the recommendation of its Nominating and Corporate Governance Committee, appointed Martha Bejar to the Board effective immediately.

Ms. Bejar, age 53, has most recently served as chief executive officer and director of Flow Mobile, Inc. from January 2012 until December 2015. Prior to joining Flow Mobile, Ms. Bejar was Chairperson and CEO of Wipro Infocrossing (a Wipro Company) from 2011 to 2012, responsible for the strategic and operational management of the Infrastructure Technology Outsourcing business at Infocrossing.

Although Ms. Bejar has not yet been appointed to serve on any Board committee, the Board expects to do so as part of their regular 2016 committee assessment and appointment process.

Ms. Bejar will participate in the Company’s standard outside director compensation program described in the Company’s 2015 proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 8, 2015. It is currently anticipated that Ms. Bejar will receive her initial grant of restricted stock when outside director equity grants are made under the program following the 2016 annual shareholders meeting. In addition, Ms. Bejar is expected to execute the Company’s form of indemnification agreement, a copy of which has been filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, as filed with the SEC on August 7, 2009.

Resignation of Director

Separately, Joseph Zimmel advised the Board on January 19, 2016 that he was resigning effective immediately. Mr. Zimmel’s resignation was the culmination of a series of conversations over a six week period between him and the Company’s Chairman of the Board (“Board Chairman”), between him and other Board members, between the Board Chairman and other Board members and, ultimately, a decision by the Nominating and Corporate Governance Committee (the “Committee”) not to include his name on the slate of directors it recommended to the Board for nomination at the Company’s 2016 Annual Meeting of Shareholders.

Subsequent to the Board’s November 2015 regular meeting and after completion of the annual Board review process, the Chair of the Committee raised with the Board Chairman the question of whether the manner in which Mr. Zimmel was making his contributions to the Board’s work was creating an environment that was unproductive for both the Board and management team. Subsequent to this conversation, the Board Chairman discussed the issue with the Chair of the Audit Committee, the principal committee on which Mr. Zimmel served, the Chief Executive Officer and other members of the senior management team. Based upon that feedback, as well as his own experiences with Mr. Zimmel, the Board Chairman met in person with Mr. Zimmel on December 10, 2015 to discuss the issue and suggest that Mr. Zimmel consider not standing for re-election upon completion of his current term in May 2016.

It was the Board Chairman’s intent to make Mr. Zimmel aware of the issue before raising it with the full Committee or Board to provide Mr. Zimmel an opportunity to voluntarily decide not to stand for re-election. During their meeting, the Board Chairman told Mr. Zimmel that he was free to discuss his service with any of the Board members. Notwithstanding Mr. Zimmel’s assertions to the contrary, the Board Chairman issued no ultimatums in this discussion but only raised the matter of Mr. Zimmel’s continued service and encouraged him to stand down on his own volition.

Over the following weeks, both Mr. Zimmel and the Board Chairman had conversations with every other director about Mr. Zimmel’s continued service. As a result of these conversations, the Board Chairman confirmed that, while directors were generally of the opinion that Mr. Zimmel had made good contributions to the Board over his years of service, all but one director agreed that the on-going impact of his service on the Board’s and management team’s chemistry supported the conclusion that it would be better for the Company and its shareholders if Mr. Zimmel not continue to serve upon completion of his current term.

The Board Chairman attempted to speak with Mr. Zimmel to share the results of his conversations with the other directors, but Mr. Zimmel declined to discuss the issue further with him. The Board Chairman ultimately advised Mr. Zimmel via written message that his conversations with the other directors supported the position that Mr. Zimmel not serve beyond his current term and asked again that Mr. Zimmel consider withdrawing his name from consideration. Mr. Zimmel declined to do so.

In a Committee meeting held on December 29, 2015, after receiving information from the Board Chairman about his conversations with all the directors and from each Committee member about their own conversations with Mr. Zimmel, the Committee unanimously agreed to recommend to the Board that Mr. Zimmel should not be included in the 2016 Board slate. In that same meeting, the Committee finalized the recommendation that a new director candidate the Board had been considering since November 2015 be recommended to the Board and that they would recommend waiving the Company’s director retirement policy to allow the Board Chairman to serve one additional term beyond expiration of his current term. The possibility of extending the Board Chairman’s term had first been suggested by Mr. Zimmel in an August 2015 Board meeting and discussed again at the November 2015 meeting, but no action had been taken or agreement reached. Given the uncertainty that the process with Mr. Zimmel had introduced and the expectation that the Board would have two to three new members in the coming months to replace retiring directors, the Committee agreed it was advisable to recommend to the Board that the Board waive the Company’s director retirement policy to permit the Board Chairman to serve one additional term. The Committee agreed that the Board Chairman should inform Mr. Zimmel that the Committee would not include Mr. Zimmel in the recommended Board slate to give him another opportunity to voluntarily withdraw his name from consideration.

Subsequent to the December 29, 2015 Committee meeting, the Board Chairman informed Mr. Zimmel of the Committee’s intention to recommend a slate of directors to the full Board at the upcoming January 19, 2016 meeting that would not include his name. He again asked that Mr. Zimmel consider withdrawing his name. Mr. Zimmel declined to do so, informing the Board Chairman that he would like time at the January Board meeting to discuss the results of his discussions with the other Board members.

At a dinner the night prior to the January 19, 2016 Board meeting to which all directors were invited but which several directors, including Mr. Zimmel, were unable to attend, the Board Chairman again shared the substance of his various communications with all directors, including Mr. Zimmel. The Board Chairman made it clear that one director, who was among those unable to attend the dinner, supported Mr. Zimmel’s continued service, but that the remainder of the directors supported the view that while Mr. Zimmel has made good contributions as a director his more recent performance was straining the Board’s productivity. The Board Chairman confirmed that all directors in attendance supported the recommendation that would be discussed the next day. The Board Chairman noted the Committee’s recommendation to waive the retirement policy to have him serve one more term, but also noted his willingness to leave upon completion of his current term if the Board felt that was better for the Company.

At the January 19, 2016 Board meeting, the Chair of the Committee made her report to the Board, including the Committee’s recommendation to appoint the new director and the 2016 slate. After the new director was appointed and the Committee Chair and Board Chairman briefly introduced the topic of the 2016 slate, Mr. Zimmel was given the floor. During his discussion, Mr. Zimmel recounted the specifics of his conversations with directors that highlighted the positive aspects of his service and contributions. He advised the Board that he disagreed with the recommendation of the Committee and cited what was in his view the lack of a transparent and fair process leading to the Committee’s recommendation. Among the items cited by Mr. Zimmel to support his position was that the Board Chairman had met with him in December 2015 to ask him to consider stepping down from the Board upon completion of his current term, having discussed the issue with a few directors that Mr. Zimmel described as self-interested and before the Committee had met to discuss the 2016 director slate. Upon completion of his comments, Mr. Zimmel resigned from the Board effectively immediately.

The Board Chairman asked if any directors had any comments to add. One director spoke to express the director’s support of Mr. Zimmel and his contributions to the Company as a director. At this point, Mr. Zimmel left the room. After summing up comments from the Board Chairman, the Board unanimously approved the slate recommended by the Committee, with the newly appointed director and the director who had spoken in support of Mr. Zimmel abstaining from the vote. Prior to moving on to further business, one additional director spoke to express the director’s view of the importance of culture and chemistry to the Company’s success.

Subsequent to his resignation, Mr. Zimmel has continued to express to the Company his view that the process leading to his omission from the 2016 slate was driven by a few self-interested directors and that it raised serious governance, transparency and honesty issues. He requested that the Company include a statement from him in the public disclosure relating to his resignation, a copy of which is filed with this Form 8-K as Exhibit 99.1. On January 25, 2016, the Company provided Mr. Zimmel a draft of this document and, later that same day, Mr. Zimmel provided his comments to our disclosure of these events. Those comments are included with this Form 8-K as Exhibit 99.2.

The Company disagrees with Mr. Zimmel’s views reflected in the attached statement. The Company’s independent Board Chairman consulted at length with two other independent directors (one the Chair of the Committee and the other the Chair of the Audit Committee, the principal committee on which Mr. Zimmel served) as well as the Chief Executive Officer prior to meeting with Mr. Zimmel in December 2015. While Mr. Zimmel is correct that the Board Chairman did not discuss the matter with every director in advance of that meeting, the directors with whom he did speak, as well as his own observations and experience, led him to conclude that, on balance, it was in the Company’s best interest if Mr. Zimmel not serve beyond his current term. Having reached that conclusion, the Board Chairman determined that the fairest course of action was to raise the matter with Mr. Zimmel directly to provide him an opportunity to voluntarily not seek re-election to the Board.

No director nor any member of the management team has any personal interest in the result of the above-described discussions other than wanting to ensure the on-going productivity of the Board’s efforts to guide the Company. And while the timing of events led a number of directors to first hear of this issue from Mr. Zimmel himself, after the matter had been fully discussed with every Board member by both Mr. Zimmel and the Board Chairman, all but one incumbent director supported the Committee’s unanimous recommendation at the January 2016 meeting not to include Mr. Zimmel on the Board slate for election.

At the time of his resignation, Mr. Zimmel was a member of the Audit Committee and the Special Pricing Committee of the Board.

On January 25, 2016, the Company issued a press release announcing the appointment of Ms. Bejar and the resignation of Mr. Zimmel. A copy of the press release is filed with this Form 8-K as Exhibit 99.3.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CenturyLink, Inc. has duly caused this current report to be signed on its behalf by the undersigned officer hereunto duly authorized.

CenturyLink, Inc.

By:	/s/ Stacey W. Goff
Stacey W. Goff Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Dated: January 25, 2016

Exhibit Index

Exhibit No.	Description

99.1	E-mail correspondence dated January 23, 2016 from Joseph Zimmel to the Company’s General Counsel, with copies to the Company’s Chief Executive Officer, chairman of the board of directors, and external legal counsel.

99.2	E-mail correspondence dated January 25, 2016 from Joseph Zimmel to the Company’s General Counsel, with copies to the Company’s Chief Executive Officer, chairman of the board of directors, and external legal counsel.

99.3	Press release dated January 25, 2016 announcing the appointment of Martha Bejar to the board of directors and the resignation of Joseph Zimmel from the board of directors.